UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Rohm and Haas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ROHM AND HAAS

ROHM AND HAAS COMPANY 100 INDEPENDENCE MALL WEST, PHILADELPHIA, PA 19106-2399 USA TELEPHONE: (215) 592-3000 FAX: (215) 592-3377

March 19, 2008
Dear Stockholder:
You are cordially invited to attend the Rohm and Haas Company Annual Meeting of Stockholders, which we will hold on Monday, May 5, 2008, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT). I look forward to bringing you up to date on the progress of the Company during the past year.
We appreciate your ongoing interest and participation in this Company. Please take the time to vote—electronically, by phone or by mail—to ensure that your shares will be represented at the meeting.
Your vote is very important. Please vote your shares without delay.

Sincerely,

Raj L. Gupta
Chairman of the Board of Directors,
President and Chief Executive Officer
This document is dated March 19, 2008 and is first
being sent to stockholders on or about March 20, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 5, 2008
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MONDAY, MAY 5, 2008.
ROHM AND HAAS COMPANY’S PROXY MATERIALS, INCLUDING ITS PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT TO SECURITY HOLDERS, ARE AVAILABLE AT WWW.ROHMHAAS.COM/PROXYMATERIALS
The annual meeting of stockholders of Rohm and Haas Company will be held on Monday, May 5, 2008, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), to act upon the following matters:
1.	Election of twelve members of the Board of Directors, each of whom will serve a one-year term, and

2.	Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm for 2008.
The Board of Directors of Rohm and Haas Company recommends a vote “FOR” the election of each of the nominees for director and the ratification of Rohm and Haas’s independent registered public accounting firm. Stockholders of record at the close of business on Friday, March 7, 2008 (the “Record Date”) are entitled to vote their shares.
It is important that your shares be voted at the meeting. Please see the proxy card for instructions on voting electronically, by telephone or, if you received it by mail, by signing, dating and returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by attending the Rohm and Haas annual meeting and voting your shares in person.
Stockholders who have previously elected to vote their shares electronically, will receive at the e-mail address you provided to Rohm and Haas, a control or identification number that you must use to access your proxy card and vote your shares. No personal or other identifying information, other than the control or identification number, will be needed by you in order to execute a proxy.
A summary report of the meeting, which includes a transcript of the presentations and an edited transcript of the questions and answers, will be available following the meeting on the Rohm and Haas Company public website located at www.rohmhaas.com.
This Proxy Statement is dated March 19, 2008 and is first being sent to stockholders on or about March 20, 2008.

By Order of the Board of Directors,

Robert A. Lonergan
Corporate Secretary

Rohm and Haas Company
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 5, 2008
The enclosed proxy is being solicited by Rohm and Haas Company’s Board of Directors for use at the annual meeting of stockholders and any adjournment of the meeting.

Place, Date, and Time	The Rohm and Haas Company annual stockholders’ meeting will be held on Monday, May 5, 2008, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), subject to any adjournments or postponements.

Record Date	Only holders of Rohm and Haas Company common stock on the record date of Friday, March 7, 2008 are entitled to receive notice of and to vote at the Rohm and Haas annual meeting. As of the record date, there were 195,822,709 shares of Rohm and Haas common stock outstanding, each share of which entitles the registered holder to one vote. Rohm and Haas will have a list of Rohm and Haas stockholders entitled to vote at the Rohm and Haas annual meeting available during normal business hours at 100 Independence Mall West, Philadelphia, PA, 19106 for the ten-day period prior to the Rohm and Haas annual meeting on May 5, 2008.

Vote Required	Each of the proposals to elect the twelve directors and ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008 requires the approval of the holders of a majority of the Rohm and Haas common stock who are present (in person or by proxy) at a meeting at which a quorum is present.

The holders of a majority of the outstanding shares of Rohm and Haas common stock will constitute a quorum for these votes. If a quorum is not present at the Rohm and Haas annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

As of the record date, directors and executive officers of Rohm and Haas were entitled to vote approximately 33.12% of the outstanding votes entitled to be cast by stockholders at the Rohm and Haas annual meeting.

How shares will be voted at the annual meeting	All shares of Rohm and Haas common stock represented by properly executed proxies received before or at the Rohm and Haas annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the twelve nominees for the Board of Directors and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

Under current New York Stock Exchange (“NYSE”) rules, brokers who hold shares in street name for customers have the authority to vote on the election of the directors and ratification of the independent registered public accounting firm when they have not received express instructions from beneficial owners.

The Rohm and Haas Board of Directors is not currently aware of any other business to be brought before the Rohm and Haas annual meeting other than that described herein. If, however, other matters are properly brought before the Rohm and Haas annual meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

How to revoke a proxy	You may revoke your proxy at any time before it is voted at the Rohm and Haas annual meeting of stockholders by delivering to Robert A. Lonergan, Corporate Secretary of Rohm and Haas Company, a signed notice of revocation or a later-dated signed proxy, or by attending the Rohm and Haas annual meeting and voting in person. Attendance at the annual stockholders’ meeting will not itself constitute the revocation of a proxy.

Solicitation of proxies	Rohm and Haas Company will pay the cost of solicitation of proxies for the Rohm and Haas annual stockholders’ meeting. In addition to solicitation by mail, Rohm and Haas will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Rohm and Haas will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Rohm and Haas has retained the proxy solicitation firm of D. F. King & Co., Inc. to assist in the solicitation of proxies and to verify the records related to the solicitations. D. F. King will receive a fee of $6,500 and reimbursement of its expenses for its services. Rohm and Haas or its directors, officers or employees may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly the stockholders vote.
WE URGE YOU TO VOTE YOUR SHARES WITHOUT DELAY.

ELECTION OF ROHM AND HAAS DIRECTORS
At the annual meeting, stockholders will be asked to elect twelve nominees to serve as directors of Rohm and Haas Company. The elected directors will hold office until the next annual meeting of stockholders and until their successors are elected and qualified.
The Rohm and Haas Company Board of Directors nominated each of the persons listed below for reelection to the Board upon the recommendation of the Nominating and Governance Committee of the Rohm and Haas Board of Directors. If any nominee is unable to serve as a director, the persons named as proxies will vote for any other nominee who is designated by the Rohm and Haas Board of Directors or the Rohm and Haas Board of Directors may decrease the number of directors. Votes may be cast in favor of or against each nominee. If a quorum is present at the meeting, a nominee will be elected as a director by receiving the affirmative vote of a majority of the shares of Rohm and Haas stock represented, in person or by proxy, at the Rohm and Haas annual stockholders’ meeting.
The Rohm and Haas Board of Directors recommends a vote “FOR” the election of each of the nominees.

WILLIAM J. AVERY Director since 1997	Mr. Avery, 67, formerly Chairman, Chief Executive Officer and Director of Crown Cork & Seal Company, Inc., from 1990 until his retirement in 2001; currently President, Bil Mar Collector Cars and Avery Real Estate. Mr. Avery also is a director of the Lincoln National Corporation.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

RAJ L. GUPTA Director since 1999	Mr. Gupta, 62, Chairman, President and Chief Executive Officer, Rohm and Haas Company, from February 1, 2005 to the present; previously, Chairman and Chief Executive Officer, from 1999 to 2005; Vice-Chairman, from 1998 to 1999; Director of Electronic Materials business, from 1996 to 1999; Vice-President and Regional Director of the Asia-Pacific Region, Rohm and Haas Company, from 1993 to 1998. Mr. Gupta also is a director of The Vanguard Group and Tyco International Ltd.

Rohm and Haas Board Committees: Executive (Chair)

DAVID W. HAAS Director since 1999	Mr. Haas, 52, Chairman of the Board and Director, The William Penn Foundation, from 1998 to the present; previously, Vice Chairman, The William Penn Foundation, from 1996 to 1998. He is a cousin of Thomas W. Haas.

Rohm and Haas Board Committees:
Executive Compensation; Nominating and Governance

THOMAS W. HAAS Director since 1999	Mr. Haas, 52, Chairman of the Corporation, The William Penn Foundation; pilot and flight instructor. He is a cousin of David W. Haas.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

RICHARD L. KEYSER Director since 1999	Mr. Keyser, 65, Chairman and Chief Executive Officer, W.W. Grainger, Inc., from 1997 to the present; previously, President and Chief Executive Officer, W.W. Grainger, Inc., from 1995 to 1997. Mr. Keyser also is a director of W.W. Grainger, Inc. and Principal Financial Group.

Rohm and Haas Board Committees:
Executive; Nominating and Governance; Sustainable Development (Chair)

RICK J. MILLS Director since 2005	Mr. Mills, 60, Vice-President and President—Components Group, Cummins, Inc., from 2005 to the present; previously, Vice-President and Group President—Filtrations, Cummins Inc., from 2000 to 2005; Corporate Controller, Cummins, Inc. from 1996 to 2000. Mr. Mills also is a director of Flowserve Corporation.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

SANDRA O. MOOSE Director since 1981	Dr. Moose, 66, President, Strategic Advisory Services, from 2004 to the present and Senior Advisor, the Boston Consulting Group, from 2004 to the present; formerly, Senior Vice-President and Director, The Boston Consulting Group, Inc., from 1989 until her retirement in 2003. (Dr. Moose had been employed by The Boston Consulting Group since 1968.) Dr. Moose is the independent chair of the Natixis Advisor Funds and the Loomis Sayles Funds and also is a director of The AES Corporation and Verizon Communications.

Rohm and Haas Board Committees: Executive; Executive Compensation; Nominating and Governance (Chair)

GILBERT S. OMENN Director since 1987	Dr. Omenn, 66, Professor of Internal Medicine, Human Genetics and Public Health, University of Michigan, from 1997 to the present; previously, also Executive Vice-President for Medical Affairs, University of Michigan, and Chief Executive Officer, The University of Michigan Health System, from 1997 to 2002. Dr. Omenn also is a director of Amgen Inc. and OccuLogix, Inc.

Rohm and Haas Board Committees: Audit; Nominating and Governance

GARY L. ROGERS Director since 2004	Mr. Rogers, 63, formerly Vice-Chairman, Executive Officer and Director, General Electric Company, from 2001 until his retirement in 2003; previously, Senior Vice-President, General Electric Company and President and Chief Executive Officer, GE Plastics, from 1992 to 2001 (Mr. Rogers had been employed by General Electric Company in positions of increasing responsibility since 1966). Mr. Rogers also is a director of W.W. Grainger Inc. and Wyeth.

Rohm and Haas Board Committees: Executive Compensation; Nominating and Governance

RONALDO H. SCHMITZ Director since 1992	Dr. Schmitz, 69, formerly Member of the Board of Managing Directors, Deutsche Bank AG, from 1991 until his retirement in 2000. Dr. Schmitz also is a director of Cabot Corporation, GlaxoSmithKline Plc. and the Legal and General Group Plc.

Rohm and Haas Board Committees:
Audit (Chair); Executive, Nominating and Governance

GEORGE M. WHITESIDES Director since 2005	Dr. Whitesides, 68, Woodford L. & Ann A. Flowers Professor of Chemistry and Chemical Biology, Harvard University, from 2004 to the present; previously, Mallinckrodt Professor of Chemistry, Harvard University, from 1982 to 2004, and Chairman of the Chemistry Department, Harvard University, from 1986 to 1989. Dr. Whitesides also is a director of Theravance Inc.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

MARNA C. WHITTINGTON Director since 1989	Dr. Whittington, 60, President and Chief Executive Officer, Nicholas-Applegate Capital Management, from 2001 to the present, and Chief Operating Officer, Allianz Global Investors AG, from 2002 to the present; formerly, Chief Operating Officer, Morgan Stanley Investment Management from 1996 until her retirement in 2001. Dr. Whittington also is a director of Macy’s, Inc.

Rohm and Haas Board Committees: Executive; Executive Compensation (Chair); Nominating and Governance

BOARD OF DIRECTORS
ORGANIZATION
The Rohm and Haas Board of Directors held five meetings in 2007. All directors attended at least 75% of the meetings of the Board and committees on which they serve. All directors expect to be present at the 2008 annual meeting and available to respond to questions posed to them. All directors attended the 2007 annual meeting of stockholders held on May 7, 2007.
The committee memberships listed below have been effective since May 7, 2007. The committees of the Rohm and Haas Board of Directors, their functions, and the number of meetings held in 2007 are as follows:
Audit Committee
The Company has a standing Audit Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations and the listing standards of the New York Stock Exchange. During 2007, the Committee held 14 meetings. The Audit Committee has a charter, which was amended and adopted by the Committee and the Board of Directors in May 2007. A copy of this charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com.
The Committee assists the Board of Directors with oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these oversight functions, the Committee, among other things: reviews the Company’s financial statements; selects and retains the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP; pre-approves all audit and permitted non-audit services and fees of the independent registered public accounting firm; reviews the independence of PricewaterhouseCoopers LLP and considers the scope of its audits and audit results; considers the adequacy of the Company’s internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of the Company’s policies and procedures with respect to compliance with the Rohm and Haas Company Code of Business Conduct and Ethics. In addition, the Audit Committee’s responsibilities include: reviewing the financial strategy of Rohm and Haas, particularly its policies for capital structure, dividend payout, and return on assets; approving and recommending to the Rohm and Haas Board of Directors all dividend payments; considering Rohm and Haas’s financing plans; reviewing Rohm and Haas’s foreign financial programs and currency exposure policies and practices; overseeing the activities of the Rohm and Haas Benefits Investment Committee; and overseeing assessments of corporate risks.
The Board, in its business judgment, has affirmatively determined that all members of the Audit Committee are independent and financially literate under applicable rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). The Board of Directors further has determined that Mr. Avery and Mr. Mills are audit committee financial experts serving on its audit committee.
Members: R. H. Schmitz (Chair), W. J. Avery, R. J. Mills, G. S. Omenn

Executive Committee
The Company has an Executive Committee of the Board of Directors that is currently composed of 5 members, which considers matters requiring Rohm and Haas Board action between the Rohm and Haas Board meetings. During 2007, the Committee did not meet.
Members: R. L. Gupta (Chair), R. L. Keyser, S. O. Moose, R. H. Schmitz, M. C. Whittington
Executive Compensation Committee
The Company has a standing Executive Compensation Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations, the listing standards of the NYSE, rules of the SEC and Section 162(m) of the Internal Revenue Code. During 2007, the Committee held 8 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003 and amended in July 2007. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. The Executive Compensation Committee has a significant role in implementing the Company’s processes and procedures for the consideration and determination of executive compensation as discussed in the Executive Compensation section of this proxy statement.
Members: M. C. Whittington (Chair), D. W. Haas, S. O. Moose, G. L. Rogers
Nominating and Governance Committee
The Company has a standing Nominating and Governance Committee of the Board of Directors that is composed of all non-management directors, each of whom meets the requirements of independence under applicable laws, rules, regulations and the listing standards of the NYSE. During 2007, the Committee held 4 meetings that included scheduled executive sessions without the presence of Company management. The chairperson of the Committee, Dr. Sandra Moose, presided over the Committee’s meetings and the executive sessions. The Committee has a charter that was most recently amended by the Committee and the Board in February 2005. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. The functions of the Committee include: determining corporate governance policies; nominating directors for board membership; evaluating CEO performance and overseeing the evaluation of other senior management; overseeing succession planning; monitoring management development plans; evaluating the performance of the Board and Board committees annually; and meeting in regular, scheduled executive sessions without management present to discuss, among other things, the performance of management and the Company’s strategic plans and objectives.
The Committee has a process for identifying and evaluating director candidates. As a matter of policy, the Committee will consider nominations of director candidates submitted by stockholders upon the submission of the names and biographical data of the candidates (including any relationship to the proposing stockholder) in writing to the Committee at the address listed in the Corporate Governance Disclosures section, below. Information regarding director candidates nominated by stockholders for election to the Board in 2009 should be submitted to the Committee not later than 120 days before the date of the previous year’s proxy statement, or November 23, 2008. The Committee’s process for evaluating candidates recommended by stockholders is the same as for candidates recommended by the Board, management or others. The process may involve the paid retention of a third party search consulting firm whose function includes, as appropriate, the identification of suitable candidates for Board membership, evaluation of a candidate’s qualifications based on the Board’s established criteria for Board membership, and providing recommendations on qualified candidates to the Committee. In searching for appropriate candidates, the Committee and its consultants adhere to the criteria the Board has established for the consideration and selection of candidates. The Board seeks director candidates from diverse professional and personal backgrounds who possess a broad spectrum of experience and expertise as well as a reputation for honesty and integrity. Among other criteria, the Board considers the following: (i) sound business and personal judgment; (ii) diversity of origin, background and thought; (iii) senior management experience and demonstrated leadership; (iv) accountability and integrity; (v) financial literacy; (vi) maturity and self-confidence; (vii) industry or business knowledge including science, technology and marketing acumen; (viii) independence from management; (ix) independence of thought and ideas; (x) demonstrated commitment to the concepts of sustainable development, including social responsibility and environmental, health and safety stewardship; and (xi) other board appointments and service.
Members: S. O. Moose (Chair), W. J. Avery, D. W. Haas, T. W. Haas, R. L. Keyser, R. J. Mills,
G. S. Omenn, G. L. Rogers, R. H. Schmitz, G. M. Whitesides, M. C. Whittington
Sustainable Development
The Company has a standing Sustainable Development Committee of the Board of Directors that currently is composed of 3 members, each of whom meets the requirements of independence under applicable laws, rules, regulations and the listing standards of the NYSE. During 2007, the Committee held 5 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003 and amended in December 2006. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. As part of its responsibilities, the Committee establishes guidelines and monitors management performance in meeting Rohm and Haas’s responsibilities to its employees, its customers, the general public and the communities in which Rohm and Haas operates.
Members: R. L. Keyser (Chair), T. W. Haas, G. M. Whitesides
REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed solely of independent directors, as defined by applicable law, rules, regulations and the listing standards of the New York Stock Exchange. The Board of Directors has made a determination that, in its business judgment, all members are financially literate, and has further determined that Mr. Avery and Mr. Mills are audit committee financial experts, as that term has been defined by the Securities and Exchange Commission. The composition of the Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with governing requirements for a corporate audit committee. The Committee reviews and assesses its charter and its performance on an annual basis.
The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s key functions is oversight of management’s responsibilities regarding the preparation, presentation and integrity of the Company’s financial statements (including the system of internal controls over financial reporting), and the accuracy of disclosure about the Company’s financial condition and results of operations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and expressing opinions on the consolidated financial statements and the effectiveness of internal controls over financial reporting. Additionally, among other matters, the Audit Committee retains, establishes compensation terms for and reviews the performance of the independent registered public accounting firm, and approves in advance all audit and non-audit services provided by the independent registered public accounting firm. During 2007, the Audit Committee oversaw the work of the Company and PwC in complying with Section 404 of the Sarbanes-Oxley Act, which requires that both the Company’s management and PwC attest to the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Committee serves in an oversight role on the basis of the information it receives, discussions with management and with the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
The Audit Committee has reviewed and discussed with management and with the independent registered public accounting firm the Company’s audited consolidated financial statements and other financial disclosures including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis, Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has reviewed and considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm its qualifications, performance and independence.
Based upon these reviews and discussions and the information provided to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee
Ronaldo H. Schmitz, Chair	Rick J. Mills
William J. Avery	Gilbert S. Omenn
Non-Employee Directors’ Compensation

		Fees earned or
	Total	paid in cash (1)	Stock Awards (2)
Non-Employee Directors’ Name	($)	($)	($)

William J. Avery	$160,000	$80,000	$80,000

David W. Haas	150,000	75,000	75,000

Thomas W. Haas	150,000	75,000	75,000

Richard L. Keyser	165,000	82,500	82,500

Rick J. Mills	160,000	80,000	80,000

Sandra O. Moose	165,000	82,500	82,500

Gilbert S. Omenn	160,000	80,000	80,000

Gary L. Rogers	150,000	75,000	75,000

Ronaldo H. Schmitz	175,000	87,500	87,500

George M. Whitesides	150,000	75,000	75,000

Marna C. Whittington	165,000	82,500	82,500

(1)	Directors may choose to have part or all of this cash paid in deferred stock shares.

(2)	As of December 31, 2007, Mr. Avery held 32,058 deferred stock shares, Mr. D. Haas held 12,856 deferred stock shares, Mr. T. Haas held 20,996 deferred stock shares, Mr. Keyser held 25,561 deferred stock shares, Mr. Mills held 9,137 deferred stock shares, Dr. Moose held 20,303 deferred stock shares, Dr. Omenn held 32,533 deferred stock shares, Mr. Rogers held 5,872 deferred stock shares, Dr. Schmitz held 19,762 deferred stock shares, Dr. Whitesides held 8,725 deferred stock shares, and Dr. Whittington held 28,611 deferred stock shares.
Directors who are employees of Rohm and Haas Company do not receive compensation for their services as directors. Non-employee directors are compensated under the terms of the 2005 Rohm and Haas Company Non-Employee Directors’ Stock Plan, which became effective January 1, 2005 and was approved by the stockholders at the 2005 annual stockholders meeting on May 2, 2005. The Executive Compensation Committee reviews directors’ compensation approximately every two years and makes recommendations for changes to the full Board for approval.
In 2007, non-employee directors received the following annual compensation:

Director retainer	$150,000
Audit Committee Chair retainer	25,000
Chair of other Committees retainer	15,000
Audit Committee Members retainer (other than the Chair)	10,000

The Plan requires that at least 50% of the directors’ compensation is paid in “deferred stock shares” that are credited to the director’s deferred stock account. The remaining 50% of the compensation is paid in cash unless a director chooses to defer all or part of the cash portion of his or her compensation into additional deferred stock shares.
In 2007, we paid one third of directors’ compensation in January and two-thirds of their compensation in May. Each director received at least the following deferred stock shares based on 50% of the $150,000 annual fee:

	January Payment		May Payment

Dollar Value	$25,000	(1/3 of fee)	$50,000	(2/3 of fee)
Number of Deferred Stock Shares	492.126		949.307
Price	$50.80		$52.67
The number of shares was determined by dividing the dollar value of the fee being paid in deferred shares by the fair market value of Rohm and Haas stock on the fifth business day in January 2007, which was $50.80 per share and the fifth business day in May 2007, which was $52.67. These shares were credited to each director’s deferred stock account. While deferred stock shares do not carry voting rights, each deferred stock share is credited on each dividend payment date with deferred stock shares equal to the applicable dividend payable on Rohm and Haas common stock. One deferred stock share entitles the director to one share of Rohm and Haas common stock when the director leaves the Rohm and Haas Board of Directors. Each director may elect to receive the stock immediately after leaving the Board or in annual installments over a period of up to 10 years after leaving the Board.
Also, all non-employee directors are reimbursed for their reasonable travel expenses to Board and committee meetings.
Share Ownership Guidelines—Directors are subject to share ownership guidelines. They are expected to own, directly or through deferred stock shares, shares having a value equal to two times their annual board service compensation within five years of election to board membership. All directors meet these guidelines.

EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007, and this proxy statement.
Executive Compensation Committee

Marna C. Whittington, Chair	Sandra O. Moose
David W. Haas	Gary L. Rogers
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Process
Compensation for named executive officers is determined by the Executive Compensation Committee which is responsible for implementing the Board’s responsibilities for compensating Rohm and Haas’s executive employees, including executive officers. As a matter of policy, named executive officers do not have employment contracts.
During 2007, the Committee retained Pearl Meyer & Partners (PM&P) as its independent external consultant to advise the Committee in its work. Generally, PM&P does not do work for the Company except as requested by the Committee. In 2007, with Committee approval, PM&P provided support for recruiting a new executive. To do its work at the direction of the Committee, PM&P is in contact, as necessary, with the Committee chair and other Committee members, internal compensation staff, Mr. Gupta, Chairman, President and CEO and the Vice President of Human Resources.
The Committee requests PM&P to provide an independent viewpoint of competitive practices, market trends and best practices regarding design elements of executive compensation programs. PM&P does not recommend specific compensation for any individual but does provide input regarding the size of special retention grants. PM&P advises the Committee on appropriate changes to compensation design elements. PM&P also reviews and comments upon the market benchmarking analysis, including the definition of the benchmark companies and sources of market data, and confirms that target levels for each individual are within the competitive range of our comparator group for salary, annual incentives, long-term incentives and total compensation. PM&P is also available to support the Committee on executive compensation issues as they may arise during the year, for example, in the context of a newly recruited executive or retention of specific executives. A representative of PM&P comes to each meeting of the Committee and meets with the Committee without management present.
The Committee also consults with Mr. Gupta with regard to the performance and strategic contributions of each of the other executive officers, the metrics which will support the Company’s short-term targets and long-term strategic goals, the mix of long-term incentive programs and appropriate target goals for both the annual incentive plan and the long-term performance share plan.
In December of each year, the Committee defines its agenda for the upcoming year. Generally, the Committee discusses the following executive compensation items:

Meeting Date	Primary Executive Compensation Discussion Items

January	• Final Performance Factors: 2007 Annual Incentive Plan and 2005-2007 Performance Share Plan (PSP)

February	• Final 2008 Annual Incentive Plan Performance Targets — Company and Business Unit
• Final 2008-2010 PSP Performance Targets
• 2008 Stock Grant Authorization
• 2008 Proxy Statement Executive Compensation Disclosures
• Review of Total Compensation for Named Executive Officers

May	• Summary of 2008 Annual Stock Grants/Share Utilization
• Validation of 2008 Benchmarking Approach

July	• Discussion of Executive Compensation Trends and Implications
• Other Strategic Items (as required)

September	• Competitive Standing of Executive Compensation
• 2009 Executive Compensation Guidelines

December	• Preliminary Performance Factors: 2008 Annual Incentive Plan and 2006-2008 PSP
• Preliminary Goals for 2009 Annual Incentive Plan and 2009-2011 PSP
• Stock Ownership Standing of Executives and Directors

The Committee annually compares Rohm and Haas’s executive compensation with market data. This aggregated data is obtained from third-party executive compensation surveys administered by Hewitt Associates and Towers Perrin. The Committee does not choose the companies in the surveys; rather it defines for Hewitt and Towers Perrin the parameters for the data which the Committee believes represents the labor market in which the Company competes for executive talent. These parameters are general manufacturing companies whose revenues fall within a specified range with the resulting median revenue similar to that of Rohm and Haas. These companies include direct competitors in the chemical industry as well as other companies that span a wide array of industries including building materials, durable consumer products, energy, industrial equipment and pharmaceuticals. In 2007, the Hewitt survey included 47 companies and the Towers Perrin survey included 84 companies all with revenues between $4 billion and $16 billion. Specific companies included in the comparator group may change somewhat from year to year as some companies choose not to participate in the surveys and new participants submit data. Due to these factors, the Committee does not consider the actual list of companies to be material to its decision-making. Survey data is analyzed by internal compensation staff in consultation with PM&P. Additionally, PM&P provides insights into overall market trends and presents compensation program design alternatives for the Committee’s consideration.
Based on this market data and input from PM&P and internal compensation staff, the Committee approves compensation structure and guideline targets for annual and long-term incentives for all executive levels. The Committee determines Mr. Gupta’s compensation, including his base salary and annual and long-term incentive award targets, taking into consideration the review of his performance by the Nominating and Governance Committee. The Committee also determines the compensation of the other executive officers. The Committee applies the same compensation policies in making its determinations for Mr. Gupta and the other executive officers. Mr. Gupta is authorized by the Committee to determine compensation for executives other than executive officers within the structures and guidelines set by the Committee. However, as a matter of practice, Mr. Gupta reviews compensation changes for all executives with the Committee.

Executive Compensation Policies and Objectives
The Company’s compensation policies are designed to:
•	link executive and stockholder long-term interests,

•	attract and retain the best possible executive talent,

•	motivate its executives to achieve the Company’s short-term targets and long-term strategic goals, and

•	provide a performance-based total compensation package that aligns executive pay with corporate, business unit and individual performance.
Total Compensation. Total compensation value is analyzed to ensure the overall competitiveness of the executive compensation program. The Committee targets total compensation at the median levels of our general manufacturing comparator group’s compensation because the Committee believes that level of compensation is both affordable and sufficient to attract and retain executive talent. However, the Committee may also consider compensation levels between median and 75th percentile as needed to ensure retention of individuals critical to the Company’s long-term success. The Committee also considers the roles and responsibilities of each executive in relation to other members of senior management.
Compensation of Rohm and Haas executives is based on corporate, business unit and individual performance. When Rohm and Haas meets performance targets previously established by the Committee, the Committee intends the amount of total executive compensation to be at the median level of our comparator group. As Rohm and Haas’s performance exceeds those targets, the Committee intends executive compensation to exceed the median. If Rohm and Haas’s performance fails to meet those targets, the Committee intends executive compensation to fall below the median. The formulas in the plans described below are designed to achieve these results.
Balance Between Short-Term and Long-Term Incentive Compensation. The Committee considers median market data when determining the balance between short-term and long-term compensation. Short-term compensation is designed to drive the accomplishment of annual goals, but the Committee believes that it must be adequately balanced with long-term incentives which support the achievement of the Company’s strategic goals and growth of stockholder value.
Stock Ownership. The Committee believes that ownership of stock is an important link to stockholders’ interest and the Board of Directors has adopted stock ownership guidelines for executives and a policy against hedging or pledging stock. The named executive officers are required to own an amount of stock at least equal to the following percentages of their base salaries: Mr. Gupta 500%, Mr. Croisetiere 400%, Dr. Barton 300%, Dr. Brondeau 300%, and Mr. Lonergan 200%. All the named executive officers are in compliance with these ownership requirements.
The hedging policy prohibits executive level employees from engaging in transactions designed to hedge their economic risk of ownership in shares of common stock of Rohm and Haas Company. It also prohibits holding shares of the Company’s common stock in margin accounts or pledging shares of the Company’s common stock as collateral for a loan. Directors have similar prohibitions on equity that they receive as compensation for their services as directors of Rohm and Haas.
Executive Compensation Elements
In addition to targeting total compensation at the median of our comparator group, the Committee also targets each compensation element at the median of our comparator group.
Salaries—Executive salaries are managed using a market-based approach. As a result, the primary determination of salary is external market data for each job. However, individual performance, as assessed by Mr. Gupta and the Committee, and internal pay relationships among the named executive officers excluding Mr. Gupta, are also factored into salary increase decisions. For Mr. Gupta, the Committee principally considers market data, rather than internal pay relationships, since the responsibilities of the CEO position are fully reflected in market data. There is no mandatory annual salary increase, though external data is compiled and reviewed annually. For the named executive officers, Company performance is considered to be the best measure of individual performance because the decisions they are empowered to make determine the Company’s performance. In 2007, base salaries for named executive officers were increased to approximate market median levels as follows:
•	Mr. Gupta received a base salary increase of $145,000 to $1,150,000. In setting the base salary for the CEO, the Committee also considered Mr. Gupta’s leadership and his most recent salary increase in 2003.

•	Dr. Barton, Dr. Brondeau and Mr. Croisetiere each received a base salary increase of $70,000 to $500,000. For 2007, based on the importance of these executives to the organization and in alignment with the Company’s long-term succession plan, the Committee determined that base salaries should be the same for all three executives and accordingly, the Committee approximated the average of the market median levels for the three positions.

•	Mr. Lonergan received a base salary increase of $29,400 to $410,000, which was consistent with the market median.
Annual Incentives and Bonuses—Rohm and Haas’s executives participate in the same annual incentive plan in which all Rohm and Haas employees participate. The purpose of this plan is to align a portion of compensation with the achievement of the Company’s short-term corporate and business unit goals and was approved by stockholders in 2004. The Committee chooses to pay this incentive in cash to be competitive and for administrative purposes due to the large employee population covered by this plan.
The plan provides that annual incentive awards are calculated by multiplying year-end base salary times the target award percentage times the performance payout factor. There is no individual performance factor in the bonus payout calculation. Target award percentages are determined based upon review of competitive market data and vary by salary grade level, and for named executive officers, by position. Target award percentages for named executive officers were: Mr. Gupta 100%, Dr. Barton 70%, Dr. Brondeau 70%, Mr. Croisetiere 70% and Mr. Lonergan 60%. These percentages remained unchanged from 2006.
The Committee determines which metrics will best support the achievement of the Company’s short-term goals. For many years, including 2007, the Committee used adjusted return on net assets (RONA) as the plan’s Company performance metric because it measures profitability relative to the Company’s investment in its operations. The annual incentive awards for 2007 performance for all named executive officers were based solely on this corporate RONA measure.
The Committee looks to the previous year’s RONA performance and the business plan for the upcoming year to determine the target goal. The target goal is set to be an attainable but stretch goal for the year and the Committee expects greater year-to-year fluctuation in the annual incentive RONA goal than in the long-term incentive plan RONA goal (see discussion below). The Committee determines the payout scale based on setting a RONA goal that equates to a payout factor of 100% of target as well as determining the threshold and maximum payout performance goals. If threshold performance is not met, no bonuses are paid. The Committee may, at its discretion, reduce or increase payments under this program. However, payments to named executive officers can only be reduced, not increased. In the past, the Committee has exercised this prerogative to decrease awards both generally for all participants and specifically for individual executives, including executive officers.

2007 Annual Incentive Plan Adjusted RONA Goals

Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (150%)	Actual Payout (90%)

13.15%	15.5%	17.3%	14.91%

The RONA target set by the Committee for 2007 for a 100% payout was an increase of 1.75% from the 2006 target goal. In setting the annual incentive RONA target at 15.5%, the Committee considered actual 2006 RONA achievement of 14.78%, as well as business plan forecasts for 2007 and determined that an increase in the 2007 RONA target would provide a meaningful incentive to continue to strive for financial results at a level significantly above the Company’s cost of capital. Based on the award schedule set by the Committee for 2007, the actual RONA outcome yielded a payout factor for 2007 of 0.90 (or a payout of 90% of target).
During 2007, Mr. Gupta and the Committee discussed using new performance metrics to further the Company’s goals as articulated in Vision 2010. As a result of these discussions, the Committee adopted for 2008, new corporate metrics for the annual incentive plan based on EBITDA and Sales Growth. In addition, the maximum payment was increased to 200% of target from 150% for senior management and executives to align with market practice.
The following table summarizes changes in the annual incentive plan design for 2008.
Annual Incentive Plan

Design Element	2007 Design	2008 Design

Measurement Period	1 calendar year	No change

Metric #1, Weight	Adjusted RONA; 100%	EBITDA; 70%

Metric #2, Weight	n/a	Sales Growth, 30%

Metric Definitions/	RONA adjusted for interest,	Metric #1: EBITDA—Earnings before
Calculation	accounting changes, acquisition related costs and restructuring charges	interest, taxes, depreciation and amortization, excluding the effect of acquisitions, divestitures, restructuring charges and asset impairments

Metric #2: Sales Growth—Sales growth, excluding the effect of acquisitions and divestitures

Threshold Payout	50%	No change—applies to each metric

Maximum payout	150%	200% for senior management and executives, 150% for all other employees. The maximum payout applies to each metric.

Approach to Developing Payout Curves	The starting point for setting performance levels is prior year actual performance. This is reviewed in conjunction with the one and three-year business plans to determine performance levels for target, threshold and maximum payouts.	Same approach except Vision 2010 goals will be factored into setting performance levels

The Company also has a selective special bonus program which rewards exceptional individual performance as determined by his or her manager. All employees who are eligible to participate in the annual incentive plan are eligible for this program. The amount of any special bonus paid is subject to a maximum of no more than 100% of the annual incentive plan payout for that individual. Although the Committee may consider special bonuses at any increment up to the maximum, for ease of administration, the Committee typically considers special bonuses as a percentage of the annual incentive plan payout.
For 2007, the Committee approved a special bonus award for 4 named executive officers. Specifically, the Committee awarded:
•	Mr. Gupta a special bonus of $517,500, or 50% of his annual incentive plan payout, in recognition of his leadership in the evolution of the Vision 2010 plan, his strategic direction in creating sustained financial returns through portfolio and geographic transformation and for his contributions toward the development of the senior executive team.

•	Dr. Brondeau a special bonus of $157,500, or 50% of his annual incentive plan payout, in recognition of his leadership in directing the outstanding performances of Electronic Materials and the Chemicals business in the rapidly developing economies (RDEs) and for his active contribution toward the evolution of the Vision 2010 plan. Electronic Materials grew earnings 16% over 2006. Sales in the RDEs were 22% higher than 2006.

•	Mr. Croisetiere a special bonus of $157,500, or 50% of his annual incentive plan payout, for his leadership of the Morton Salt Business which had outstanding results in 2007 with earnings increasing 118% from 2006, and for implementing changes in the financial structure of the Company to accelerate stockholder value creation.

•	Mr. Lonergan a special bonus of $55,350, or 25% of his annual incentive plan payout, in recognition of his leadership of a world class law department which embodies the Company’s diversity values and results-oriented culture.
Long-Term Incentive (LTI) Compensation—Approximately 50 executive employees are eligible to participate in the LTI program. The purpose of the LTI program is to align a portion of executive compensation with the achievement of the Company’s long-term strategic goals which drive stockholder value. The Committee targets total LTI value at the median of the general manufacturing comparator group when the Company meets target performance. The Committee decides the mix of LTI programs and related program metrics. In 2007, the Committee decided to divide total target LTI value among stock options (25% of the value of the LTI), performance shares (50% of the value of the LTI) and restricted stock or restricted stock units (25% of the value of the LTI).
The Committee believes that the use of stock options is an effective way to align executives’ interests directly with stockholders’ interests because executives only receive value through stock options if the Company’s stock price appreciates. At the same time, the Committee does not want single-minded focus to drive short-term stock price appreciation to the detriment of the long-term health and success of the Company. The Committee, therefore, has chosen to use performance shares to keep focus on long-term strategic goals. This program measures and rewards performance over a 3-year cycle based on a mix of market-based and financial-based performance metrics selected by the Committee to ensure the metrics support the long-term strategic goals. The Committee believes that restricted stock is an important retention tool and, in 2007, made restricted stock a part of the LTI package.
Long-Term Performance Shares—Long-term performance shares are granted under the Long-Term Performance Share Plan (LTPSP) which was approved by stockholders in 2004 and is based on a 3-year cycle. Under the plan, the Committee has flexibility to choose the performance metrics prior to the start of each cycle. Since its inception, performance has been measured based upon two metrics which are equally weighted: (1) Rohm and Haas’s three-year cumulative total stockholders’ return (TSR) compared to a peer group and (2) the average 3-year adjusted RONA for the award cycle. Awards are not adjusted for individual performance.

Through the 2007-2009 cycle, the industry peer group consists of the S&P 500 index and the following 10 companies: Air Products and Chemicals, Inc., Akzo Nobel NV, Avery Dennison Corporation, BASF Corporation, Ciba Specialty Chemicals Holding Inc., The Dow Chemical Company, E. I. DuPont de Nemours & Co., Imperial Chemical Industries PLC, PPG Industries Inc. and Praxair, Inc. Because of the acquisition of ICI by Akzo, the peer group has been modified for the 2006-08 and 2007-09 cycles to be based on the peer group excluding ICI. As a result of the continuing consolidation of the chemical industry, Mr. Gupta recommended that effective with the 2008-2010 cycle, Company TSR be compared to a peer group consisting of the companies in the Standard & Poor’s Materials Index. The Committee approved this change after consideration of the potential impact based on historical analysis of Rohm and Haas TSR performance relative to the companies in the index. The Committee also approved an increase in the maximum payout to 200% of target for each metric and the required performance was increased accordingly. This payout structure is more consistent with market information on program design.
The target LTPSP value (50% of the LTI value for the position) is converted to target shares based on the average closing stock price for the first month of the performance period. The actual payout will depend on the achievement of the performance targets. At the conclusion of the performance period, the actual plan payout is calculated by multiplying the target shares by the performance payout factor resulting from the two performance metrics to determine earned shares. Dividends for the 3-year performance period, as declared by the Board for all stockholders, are paid on final shares earned. The earned shares plus dividends on those shares for the three-year cycle are paid 50% in Company stock and 50% in cash. The cash amount is calculated by multiplying half of the earned shares by the average closing stock price for the last month of the cycle. The Committee decided that the program design should pay part of the final award in cash to provide a mechanism for participants to pay applicable income taxes.
2005 — 2007 Performance Cycle RONA and Relative TSR Goals

	Threshold Payout	Target Payout	Maximum Payout	Actual Results

3-year RONA	7.65%	10.65%	13.65%	15.35%
TSR Ranking	7, 8 or 9	6	1	7

For the 2005—2007 performance cycle that pays out in March 2008, the goals for a payout of 100% of target were 10.65% for average 3-year adjusted RONA and a TSR ranking of 6 out of 12. The Committee chose the 10.65% target to assure that, for the long term, Rohm and Haas earns above the cost of capital and demonstrates steady improvement. The Committee typically sets the long-term RONA goal at a level that is sustainable for the future and consistent with market median payout opportunity at target. In contrast, the annual incentive RONA goal differs from the LTPSP goal because the Committee expects more variability from year to year in the annual plan, depending on prevailing economic conditions. The TSR ranking is relative and the payout depends where the Company stands in the rankings. The Company’s performance yielded an average 3-year adjusted RONA of 15.35% and a TSR ranking of 7 for a combined performance payout factor of 1.0 (or a payout of 100% of target). Executive employees were also granted the right to earn an award for the 2007-2009 performance cycle, as shown in the Grants of Plan-Based Awards table.
Stock Options—The target number of stock options to be granted is determined by dividing the portion of the target LTI value assigned to stock options (25% of total LTI) by the Company’s Black-Scholes option valuation. Awards can range from 50% to 150% of target based upon the Committee’s assessment of each named executive officer’s individual performance and internal equity among the named executive officers. Mr. Gupta determines final awards for all other executives within guidelines established by the Committee. U.S. employees who were executives as of December 31, 2000 receive incentive stock options up to the legally allowed limit and the balance of the award is granted as non-qualified stock options. All other executive employees receive only non-qualified stock options. Stock options granted in 2007 had an exercise price equal to the closing price on the New York Stock Exchange on the date of grant. Stock options vest incrementally over a three-year period and have a 10 year term.

Stock options are granted on the same date once a year, currently March 1st, or if that is not a trading date, on the closest trading date. We generally only grant stock options on this one day, shortly after the filing of our Form 10-K, with the expectation that it would be highly unlikely that we would be in possession of material, non-public information. However, on December 3, 2007, the Committee granted stock options to a newly hired executive officer on his first day of work.
Restricted Stock and Restricted Stock Units—The target number of restricted stock or restricted stock units to be granted is determined by dividing the portion of the target LTI value assigned to restricted stock and restricted stock units (25% of total LTI, reduced to reflect the lower risk of these full-value shares) by the fair market value of the stock for the first 10 trading days in February. This timing was selected as the most administratively feasible period prior to the grant date.
Restricted stock and restricted stock unit grants are primarily made once a year, currently on March 1st, or if that is not a trading date, on the closest trading date. Additional restricted stock awards can be made quarterly on January 30th, April 30th, July 30th or October 30th within guidelines set by the Committee. This quarterly program is used for special awards such as recognition of performance, retention or recruiting. In 2007, one grant was made outside of this structure on December 3, 2007, which was the first day of work of a newly hired executive officer.
For 2007, the Committee established the following target LTI values, which reflect increases from the 2006 LTI targets intended to approximate market median values for Mr. Gupta, for Dr. Barton, Dr. Brondeau and Mr. Croisetiere, on average, and for Mr. Lonergan.

Name	2006 Total LTI Target Award	2007 Total LTI Target Award

R. L. Gupta	$3,840,500	$4,400,000
J. M. Croisetiere	890,000	1,100,000
A. E. Barton	890,000	1,000,000
P. R. Brondeau	890,000	1,300,000
R. A. Lonergan	780,000	800,000
While the Committee established equal 2007 base salaries and annual incentive opportunities for Dr. Barton, Dr. Brondeau and Mr. Croisetiere, the Committee determined that their 2007 total LTI target awards should reflect some differentiation based on the size and scope of each executive’s business area and the potential strategic impact of each executive.
Target awards under the 2007-09 LTPSP were equal to 50% of the 2007 total LTI target award value shown above. Actual awards of restricted shares and stock options differed slightly from 25% of the total LTI target award value due to rounding of the number of shares awarded as follows:

	2007 Target Award	2007 Target Award	2007 Actual Award	2007 Actual Award
Name	Restricted Shares	Stock Options	Restricted Shares	Stock Options

R. L. Gupta	$1,100,000	$1,100,000	$1,058,000	$1,079,200
J. M. Croisetiere	275,000	275,000	264,500	284,000
A. E. Barton	250,000	250,000	264,500	284,000
P. R. Brondeau	325,000	325,000	317,400	340,800
R. A. Lonergan	200,000	200,000	211,600	227,200
Benefits
Medical, Dental, Life Insurance and Disability Coverage—The benefits provided for executive officers are the same as the benefits provided to most U.S. employees.
Perquisites — As a matter of corporate policy, executive officers are not afforded any special perquisites except a $4,000 per year financial counseling benefit that is offered to all executives.

Post-Employment Benefits
Retirement and Savings Plans—The Company provides post-employment benefits through the Rohm and Haas Company Retirement Plan (the Retirement Plan) and the Employee Stock Ownership and Savings Plan (the Savings Plan) both of which are tax qualified plans. These programs are available to most U.S. employees including executive officers. Additionally, U.S. executives and senior managers are eligible to participate in the Non-Qualified Retirement Plan (NQRP) and the Non-Qualified Savings Plan (NQSP), which are intended to provide the same benefits as the qualified plans without the salary limitations imposed by the Internal Revenue Code.
The Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits payable under this plan are subject to IRS limitations. The NQRP is an unfunded supplemental plan that provides an amount approximately equal to the difference between the benefit that would have been payable under the Retirement Plan in the absence of laws limiting benefits payable and earnings includable in calculating the pension benefit, and the amount actually payable under the Retirement Plan. Further details regarding these plans and the benefits available to the named executive officers can be found in the Pension Benefits table and the notes and narrative following the table. The Company has established a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments under the NQRP. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees.
The Savings Plan is a tax-qualified, defined contribution retirement plan to which participants may make contributions on a before-tax and after-tax basis, subject to IRS limitations. Additionally, the Company matches an amount equal to 60% of the first 6% of compensation (as defined in the Savings Plan) the participant contributes. The Company match is in Rohm and Haas Company stock. The NQSP is a supplemental, tax-deferred savings plan not subject to IRS limitations which provides substantially the same benefits. This plan was approved by stockholders in 2005. Beginning in 2008, the Company will match up to 100% of the participant’s contributions of the first 3% of eligible compensation and 50% on the next 3% of eligible contributed compensation. Additional details of the NQSP as well as specific information pertaining to the named executive officers can be found in the Nonqualified Deferred Compensation table and the notes and narrative following the table.
Executive Officers’ Continuity Agreements—The Board of Directors authorized the Company to enter into continuity agreements with six of its executive officers. These agreements are believed by the Board to be in the best interests of the Company and its stockholders and are intended to provide leadership continuity during the negotiation and implementation of a deal favorable to stockholders. The agreements provide that, if there is a change in control of the Company and the executive is terminated by the Company within two years of the change of control under certain circumstances, the executive will be paid compensation upon the termination. These agreements, which may be terminated by the Company with a one-year notice period, allow the executive officers to consider whether a change of ownership of the Company would be in the best interest of stockholders without concern for their personal financial security. The Committee periodically reviews the value of these agreements and did such an evaluation during 2007. The terms of the agreements and a quantification of the benefits payable under them can be found in the section titled “Potential Payments Upon Termination of Employment.”
Severance Agreements—Rohm and Haas does not have any severance agreements with its executive officers.
Tax and Accounting Considerations
U.S. tax laws do not allow federal tax deductibility for any amount paid to the CEO and the next three highest paid executives, excluding the CFO, that exceeds $1,000,000 and which is not variable or at risk based on performance. It is the Committee’s intention that, wherever practical, all compensation paid to executive officers be fully deductible under the Internal Revenue Code. However, the Committee recognizes that, in any given year, the compensation plans may result in payments that trigger the non-deductible threshold. Currently, Mr. Gupta’s annual salary is in excess of this threshold reflecting the market price for CEO talent. In this respect, deductibility is viewed as secondary to the purpose of paying a market-competitive salary as well as driving and rewarding performance that is viewed to be in the best long-term interests of the Company and stockholders.
When determining the types and amounts of long-term incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. There are different accounting consequences for market-based metrics (such as Total Stockholder Return) and financial-performance based metrics (such as Return on Net Assets and EBITDA (earnings before interest, taxes, depreciation and amortization)). If a market-based metric is not achieved, the charge to earnings cannot be reversed. However, if a financial performance-based metric is not achieved, the associated charge can be reversed. Therefore, the Committee takes these different accounting consequences into account when determining metrics for the plans.
Adjustment and Recovery of Awards
Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of securities of the Company during those 12 months. In addition, any employee, including named executive officers, who are discharged for cause, forfeit all outstanding equity awards. The Company’s plans do not currently provide for any other return of compensation but the Committee always has the discretion to reduce or eliminate future compensation.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified	All
						Incentive	Deferred	Other
				Stock	Option	Plan	Compen-	Compen-
Name and			Bonus	Awards	Awards	Compen-	sation	sation
Principal		Salary	(1)	(2) (3)	(2)	sation (4)	Earnings (5)	(6)	Total
Position	Year	$	$	$	$	$	$	$	$

R. L. Gupta, Chairman,	2007	$1,113,750	$517,500	$4,693,428	$961,156	$1,035,000	$1,697,123	$94,464	$10,112,421
President & Chief Executive Officer	2006	1,005,000	0	3,884,275	2,309,641	1,437,150	0	103,090	8,739,156

J. M. Croisetiere,	2007	500,000	157,500	1,099,511	460,720	315,000	248,017	45,939	2,826,687
Executive Vice President, Chief Financial Officer	2006	420,885	107,608	1,046,362	433,530	430,430	196,344	46,044	2,681,203

A. E. Barton,	2007	500,000	0	1,014,949	425,581	315,000	352,935	41,719	2,650,184
Executive Vice President	2006	420,885	0	1,008,911	445,940	430,430	108,377	35,708	2,450,251

P. R. Brondeau,	2007	500,000	157,500	1,077,408	439,636	315,000	227,639	353,336	3,070,519
Executive Vice President	2006	420,885	107,608	1,012,912	445,940	430,430	76,407	553,311	3,047,493

R. A. Lonergan,	2007	410,000	55,350	839,432	202,345	221,400	244,508	24,021	1,997,056
Executive Vice President, General Counsel, Corporate Secretary	2006	380,600	0	619,663	469,816	326,555	138,494	27,397	1,962,525

(1)	Amounts in this column represent payments made under the Rohm and Haas Special Bonus Program which is described in the Compensation Discussion & Analysis.

(2)	Relevant assumptions regarding stock compensation can be found in Footnote 23, Share-Based Compensation Plans, in the Company’s 2007 Annual Report to Stockholders.

(3)	Amounts reported in this column include grants of restricted stock and grants under the Long-Term Performance Share Plan (LTPSP). The following table details the amount for each compensation element as measured by FAS 123R:

Name		Restricted Stock Awards	LTPSP

R. L. Gupta	2007	$1,725,244	$2,968,184
J. M. Croisetiere	2007	413,724	685,787
A. E. Barton	2007	352,974	661,975
P. R. Brondeau	2007	343,997	733,411
R. A. Lonergan	2007	277,468	561,964

(4)	This column reports the amounts paid under the Annual Incentive Plan. The provisions of this plan are described in the Compensation Discussion & Analysis.

(5)	This column includes the aggregate increase in actuarial value of the Rohm and Haas Company Retirement Plan, a tax-qualified defined benefit plan, and the Non-Qualified Retirement Plan, which is an unfunded supplemental plan. More information regarding the retirement plans can be found in the CD&A and in the narrative following the Pension Benefits table. The following table details the change in value for each plan:

		Qualified	Non-Qualified
Name		Retirement Plan	Retirement Plan

R. L. Gupta	2007	($1,501)	$1,698,624
J. M. Croisetiere	2007	7,494	240,523
A. E. Barton	2007	14,982	337,953
P. R. Brondeau	2007	13,089	214,550
R. A. Lonergan	2007	31,594	212,914

The negative change in Mr. Gupta’s Qualified Retirement Plan benefit is caused by two factors which are described below.
a.	In doing the required calculations, we are required to assume that Mr. Gupta retired immediately at 12/31/2007 and at 12/31/2006. At both dates the value of Mr. Gupta’s accrued benefit reflects his expected years of future life at that time. Since his expected future years of life are less at 12/31/2007 (age 62) than at 12/31/2006 (age 61), he is expected to get fewer future payments at 12/31/2007, and therefore, the value of his benefit at 12/31/2007 is less despite earning some additional benefits during the year.

b.	The discount rate increased from 5.9% at 12/31/2006 to 6.2% at 12/31/2007 which also caused a decrease in the benefit value. The discount rate is the same as that is used for retirement benefit disclosures in Footnote 9 to the Company’s Annual Report to Stockholders.

However, the increase in his compensation, subject to the qualified plan limits, and additional service mostly offset these factors. While the same factors impacted the change in the non-qualified retirement plan, they were completely offset by the increase in compensation which is not subject to limitation in this plan.

There are no above-market earnings on deferred compensation as the investment options in the Non-Qualified Savings Plan mirror those of the Qualified Savings Plan. Details of the Non-Qualified Savings Plan can be found in the narrative following the Non-Qualified Deferred Compensation table.
(6)	All Other Compensation consists of the following compensation elements:

				Registrant
				Contributions
			Financial	to Defined
		Expat	Planning	Contribution
Name		Reimbursements	Services	Plans

R. L. Gupta	2007	$0	$4,000	$90,464
J. M. Croisetiere	2007	0	4,000	41,939
A. E. Barton	2007	0	4,000	37,719
P. R. Brondeau	2007	307,362	4,000	41,974
R. A. Lonergan	2007	0	4,000	20,021

Expat reimbursements are payments for various expenses related to assignment outside of the home country as allowed under Rohm and Haas’s international personnel policy.

Grants Of Plan-Based Awards

									All Other		Grant
								All	Option	Exercise	Date
								Other	Awards:	or	Fair
								Stock	Number	Base	Value
		Estimated Possible Payouts Under			Estimated Future Payouts			Awards:	of	Price	Of
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan			Number	Securities	of	Stock
		(1)			Awards (2)			of	Under-	Option	and
					Thresh-		Maxi-	Shares	lying	Awards	Option
	Grant	Thresh-	Target	Maximum	old	Target	mum	(3)	Options	(5)	Awards
Name	Date	old ($)	($)	($)	(#)	(#)	(#)	(#)	(4) (#)	($/Sh)	(6) ($)

R. L. Gupta	2/3/07	$575,000	$1,150,000	$1,725,000	5,298	42,380	68,868				$2,480,501
	3/1/07							20,000			1,058,000
	3/1/07								95,000	52.640	961,400

J. M. Croisetiere	2/3/07	175,000	350,000	525,000	1,324	10,595	17,217				620,125
	3/1/07							5,000			264,500
	3/1/07								25,000	52.640	253,000

A. E. Barton	2/3/07	175,000	350,000	525,000	1,204	9,632	15,652				563,761
	3/1/07							5,000			264,500
	3/1/07								25,000	52.640	253,000

P. R. Brondeau	2/3/07	175,000	350,000	525,000	1,565	12,521	20,347				732,854
	3/1/07							6,000			317,400
	3/1/07								30,000	52.640	303,600

R. A. Lonergan	2/3/07	123,000	246,000	369,000	963	7,705	12,521				450,974
	3/1/07							4,000			211,600
	3/1/07								20,000	52.640	202,400

(1)	The actual payout under this grant is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The target value is calculated by multiplying each executive’s base salary on 12/31/07 times the target award percentage for their position times a target performance payout factor of 100%. The threshold payout is the lowest performance level that would result in a bonus payment, which for 2007 was a factor of 50%. The maximum payout is a performance factor of 150% of target. Additional information regarding the annual incentive plan can be found in the Compensation Discussion & Analysis.

(2)	The amounts shown are the number of shares of Company stock that may be earned under the 2007-2009 Long-Term Performance Share Plan (LTPSP). The number of shares shown in the Target column assume that Rohm and Haas’s performance matches both the three-year average adjusted return on net assets target of 13% and the three-year Relative Total Shareholder Return ranking of 6 against a peer group of comparison companies. The payouts shown in the Threshold column indicate the lowest possible payout (other than zero), representing 12.5% of the target number of shares. The payouts shown in the Maximum column reflect the highest potential payouts of 162.5% of the target number of shares. Additional information regarding the LTPSP can be found in the Compensation Discussion & Analysis.

(3)	The amount reported in this column are the number of restricted shares granted to executive officers in 2007. The grant will vest 60% after three years, 20% after four years and 20% at the end of five years. Dividends are payable during the restriction period at the same rate as is paid to all shareholders.

(4)	Stock options are granted to executive officers annually as a component of their long-term compensation. Options have a 10-year term and vest incrementally over 3 years. Additional information about the stock option program can be found in the Compensation Discussion & Analysis.

(5)	Under the terms of the 2004 Amended and Restated Rohm and Haas Company Stock Plan, the exercise price shall not be less than the fair market value of the stock on the date of grant. Fair market value is defined as the closing price of the Company’s common stock as reported on the New York Stock Exchange composite transaction quotations on the grant date.

(6)	The values reported in this column are the grant date fair value as calculated under the provisions of FAS 123R.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
							Unearned	Unearned
						Market	Shares,	Shares,
	Number of	Number of			Number of	value of	Units, or	Units or
	Securities	Securities			shares or	shares or	Other	Other
	Underlying	Underlying			units of	units of	Rights	Rights
	Unexercised	Unexercised	Option		stock that	stock that	That	That
	Options	Options (1)	Exercise	Option	have not	have not	Have Not	Have Not
	(#)	(#)	Price	Expiration	vested (2)	vested (3)	Vested (4)	Vested (3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
R. L. Gupta	91,100	0	$41.4375	1/5/2010	126,143	$6,694,409	132,345	$7,023,549
	186,500	0	32.8400	3/15/2011
	300,000	0	38.9550	3/1/2012
	254,270	0	28.5050	2/28/2013
	157,440	0	40.2000	3/1/2014
	106,533	53,267	48.5950	3/1/2015
	60,483	120,967	50.3650	3/1/2016
	0	95,000	52.6400	3/1/2017
J. M. Croisetiere	12,750	0	41.4375	1/5/2010	27,787	1,474,656	31,927	1,694,366
	12,200	0	32.8400	3/15/2011
	25,000	0	38.9550	3/1/2012
	18,295	0	28.5050	2/28/2013
	31,490	0	40.2000	3/1/2014
	22,446	11,224	48.5950	3/1/2015
	14,053	28,107	50.3650	3/1/2016
	0	25,000	52.6400	3/1/2017
A. E. Barton	9,500	0	41.4375	1/5/2010	30,867	1,638,112	30,362	1,611,311
	3,046	0	32.8400	3/15/2011
	40,000	0	38.9550	3/1/2012
	49,440	0	28.5050	2/28/2013
	31,490	0	40.2000	3/1/2014
	22,446	11,224	48.5950	3/1/2015
	14,053	28,107	50.3650	3/1/2016
	0	25,000	52.6400	3/1/2017
P. R. Brondeau	12,300	0	41.4375	1/5/2010	31,867	1,691,182	35,057	1,860,475
	3,046	0	32.8400	3/15/2011
	45,000	0	38.9550	3/1/2012
	3,508	0	28.5050	2/28/2013
	31,490	0	40.2000	3/1/2014
	22,446	11,224	48.5950	3/1/2015
	14,053	28,107	50.3650	3/1/2016
	0	30,000	52.6400	3/1/2017
R. A. Lonergan	25,000	0	37.8125	10/22/2009	21,620	1,147,373	25,414	1,348,721
	12,300	0	41.4375	1/5/2010
	20,000	0	32.8400	3/15/2011
	29,000	0	38.9550	3/1/2012
	26,720	0	40.2000	3/1/2014
	19,673	9,837	48.5950	3/1/2015
	12,303	24,607	50.3650	3/1/2016
	0	20,000	52.6400	3/1/2017

(1)	Stock options vest incrementally over three years. The following table shows the vesting dates for the number of stock options that are unexercisable as of 12/31/2007:

Name	3/1/2008	3/1/2009	3/1/2010
R. L. Gupta	145,416	92,151	31,667
J. M. Croisetiere	33,610	22,387	8,334
A. E. Barton	33,610	22,387	8,334
P. R. Brondeau	35,277	24,054	10,000
R. A. Lonergan	28,806	18,971	6,667

(2) The following table reports the number of restricted shares by vesting dates:

Vesting Date	R. L. Gupta	J. M. Croisetiere	A. E. Barton	P. R. Brondeau	R. A. Lonergan
2/28/2008	49,120	6,120	9,200	9,200	7,620
3/14/2008	7,023
10/5/2008		8,333	8,333	8,333	5,000
3/1/2009	16,666
10/5/2009		8,334	8,334	8,334	5,000
3/1/2010	28,667	3,000	3,000	3,600	2,400
3/1/2011	20,667	1,000	1,000	1,200	800
3/1/2012	4,000	1,000	1,000	1,200	800

	126,143	27,787	30,867	31,867	21,620

(3)	The market value is based on the closing stock price on the New York Stock Exchange on last day of trading in 2007 of $53.07 per share.

(4)	The number of shares reported is the maximum that can be earned for each outstanding award cycle as last year’s actual performance equaled target. The following table details vesting dates of the equity incentive plan awards:

Name	3/15/2009	3/15/2010	Total
R. L. Gupta	63,477	68,868	132,345
J. M. Croisetiere	14,710	17,217	31,927
A. E. Barton	14,710	15,652	30,362
P. R. Brondeau	14,710	20,347	35,057
R. A. Lonergan	12,893	12,521	25,414
Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise (1)	on Vesting	on Vesting (2)
Name	(#)	($)	(#)	($)

R. L. Gupta	0	$0	4,455	$224,265
J. M. Croisetiere	4,043	94,092	10,333	566,490
A. E. Barton	16,404	351,326	8,333	460,690
P. R. Brondeau	28,016	634,879	8,333	460,690
R. A. Lonergan	0	0	5,000	276,425

(1)	The value realized on exercise of stock option awards is the difference between the stock price on the New York Stock Exchange on the date of exercise and the strike price of the options.

(2)	The value realized upon vesting of restricted stock is the average of the high and low stock prices on the New York Stock Exchange on the vesting date.

Pension Benefits

		Number
		of years	Present Value of	Payments
		credited	Accumulated	During Last
		service (1)	Benefit (2)	Fiscal Year
Name	Plan Name	(#)	($)	($)

R. L. Gupta (3)	Rohm and Haas Company Qualified Retirement Plan	36	$1,646,590	$0
	Rohm and Haas Company Non-Qualified Retirement Plan	36	11,855,599	0

			13,502,189
J. M. Croisetiere (4)	Rohm and Haas Company Qualified Retirement Plan	18	164,454	0
	Rohm and Haas Company Non-Qualified Retirement Plan	18	734,242	0

			898,696
A. E. Barton (5)	Rohm and Haas Company Qualified Retirement Plan	24	555,227	0
	Rohm and Haas Company Non-Qualified Retirement Plan	24	1,032,144	0

			1,587,371
P. R. Brondeau (5)	Rohm and Haas Company Qualified Retirement Plan	19	381,419	0
	Rohm and Haas Company Non-Qualified Retirement Plan	19	673,222	0

			1,054,641
R. A. Lonergan (6)	Rohm and Haas Company Qualified Retirement Plan	8	296,668	0
	Rohm and Haas Company Non-Qualified Retirement Plan	8	713,130	0

			1,009,798

(1)	The Company generally does not grant participants extra years of credited service except for the provision contained in the Executive Officers’ Continuity Agreements. More details regarding these agreements are contained in the section titled Potential Payments Upon Termination of Employment.

(2)	The present value of the accumulated benefit is measured as of 12/31/2007 in accordance with generally accepted accounting principles used for financial reporting purposes. More information regarding the methodology and assumptions used for these calculations can be found in the Management Discussion & Analysis and in Footnote 9, Retirement Benefits, in the Company’s 2007 Annual Report to Stockholders.

(3)	Mr. Gupta is now eligible for early retirement under both the qualified and non-qualified retirement plans with unreduced benefits.

(4)	Mr. Croisetiere is not yet eligible for early retirement.

(5)	Dr. Barton and Dr. Brondeau are now eligible for early retirement under both the qualified and non-qualified retirement plans, but with reduced benefits.

(6)	Mr. Lonergan is now eligible for early retirement with unreduced benefits under the qualified retirement plan and is eligible for early retirement with reduced benefits under the non-qualified retirement plan.
The Rohm and Haas Company Qualified Retirement Plan, a tax-qualified defined benefit plan, is designed to provide income during retirement. Benefits are based on years of service and compensation during active employment. Most U.S. employees are eligible to participate after the completion of one year of service. Benefits vest 100% after 5 years of service. The benefit formula is final average earnings multiplied by the benefit percentage (1.5%) multiplied by years of service, limited to 44 years. Final average earnings are defined as the average of the highest 36 consecutive months of a participant’s last 120 months of compensation. Compensation includes only base salary as limited by IRS regulations, currently a maximum of $225,000; incentive programs are excluded. Normal retirement age is 65; however an early retirement option is available to participants. Early retirement is defined as any time during the 15 years prior to normal retirement age (age 65). Benefits are unreduced for retirement between ages 60 to 65. Between ages 50 and 60, the benefit is reduced 1/2 of 1% for each month that retirement precedes age 60. Mr. Gupta, Dr. Barton, Dr. Brondeau and Mr. Lonergan are participants in this plan.
Effective April 1, 2001, a sub-plan to the Rohm and Haas Qualified Retirement Plan was implemented which provided for a different benefit formula prospectively for new plan participants, including participants from Morton International who were moved into Rohm and Haas plans. Existing plan participants were given the option to move to the new benefit formula. This formula defines compensation as annual incentive plan payments in addition to salary subject to the IRS limitation, currently $225,000, but reduces the benefit percentage to 1.25%. Final average earnings was changed to be the highest 60 consecutive months of the last 120 months of compensation. Normal retirement age remains 65, but the early retirement feature is not available until age 55 is reached with 5 years of service. Benefits are unreduced for retirement between ages 62 to 65. Between ages 55 and 62, benefits are reduced 1/2 of 1% for each month that retirement precedes age 62. Mr. Croisetiere is a participant in this sub-plan.
Under the qualified plans, the participant can choose whether to receive the benefits as a lump sum payment or as an annuity based upon the participant’s expected life span or a combination of the participant and his or her spouse’s expected life span.
The Rohm and Haas Non-Qualified Retirement Plan is a noncontributory, unfunded plan. The purpose of this Plan is to provide a retirement benefit approximately equal to the difference between the benefit that would have been payable under the Qualified Retirement Plan in the absence of laws limiting benefits payable and earnings includable in calculating the pension benefit, and the amount actually payable under the Qualified Retirement Plan. This Plan is available to employees at Salary Grade Level 14 and above and is intended to supplement the Rohm and Haas Company Qualified Retirement Plan which is subject to IRS limitations on total compensation that retirement benefits may be based upon. The benefit formula for participants retiring at age 65 or later is final average compensation multiplied by the benefit percentage (2%) minus 0.35% of final average compensation multiplied by benefit service minus Qualified Retirement Plan benefit. The definition of final average compensation is the same as the Qualified Retirement Plan except it includes full salary, without limitations, and annual incentive plan payments. Long-term incentive plans are excluded. For participants retiring at age 60 or later, but before reaching age 65, the benefit percentage decreases to 1.5%. The definitions of early retirement age and any related reduction of benefits mirror the qualified plan. Most other provisions of this Plan are similar to those in the qualified Retirement Plan. Mr. Gupta, Dr. Barton, Dr. Brondeau and Mr. Lonergan are participants in this plan.
Similar to the Qualified Plan, effective April 1, 2001, a sub-plan to the Rohm and Haas Non-Qualified Retirement Plan was implemented which also provided for a different benefit formula prospectively for new plan participants, including participants from Morton International who were moved into Rohm and Haas plans. Existing plan participants were given the option to move to the new benefit formula. The benefit formula mirrors that of the Qualified sub-plan, but is not subject to the income limitations required by the IRS. Mr. Croisetiere is a participant in this sub-plan.
Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate earnings	Aggregate	Aggregate balance
	contributions in last	contributions in last	in last fiscal	Withdrawals/	at last fiscal
	fiscal year (1)	fiscal year (1)	year (2)	Distributions	year-end (3)
Name	($)	($)	($)	($)	($)

R. L. Gupta	$1,727,873	$84,875	$366,170	$0	$6,951,682
J. M. Croisetiere	394,881	33,908	78,645	0	1,424,101
A. E. Barton	372,271	30,034	110,755	0	1,933,246
P. R. Brondeau	378,670	33,874	90,180	0	1,618,453
R. A. Lonergan	342,083	11,921	106,822	0	1,687,426

(1)	Amounts included in the table above which were contributed to the Rohm and Haas Non-Qualified Savings Plan and were reported as compensation in 2007 in the Summary Compensation Table are:

	Executive Contributions	Registrant
Name	from 2007 Compensation	Contributions

R. L. Gupta	$55,229	$84,875
J. M. Croisetiere	40,385	33,908
A. E. Barton	24,231	30,034
P. R. Brondeau	24,174	33,874
R. A. Lonergan	19,869	11,921

(2)	None of the earnings disclosed in this table are included in the Summary Compensation Table because there are no above-market earnings.

(3)	The aggregate balance is primarily a result of cumulative executive contributions since their eligibility to participate in the plan as follows:

		Registrant
	Executive Contributions	Contributions and	Aggregate Balance at
Name	and Related Earnings	Related Earnings	Last Fiscal Year-End

R. L. Gupta	$6,321,044	$630,638	$6,951,682
J. M. Croisetiere	1,303,567	120,534	1,424,101
A. E. Barton	1,762,914	170,332	1,933,246
P. R. Brondeau	1,437,100	181,353	1,618,453
R. A. Lonergan	1,584,567	102,859	1,687,426
The purpose of the Rohm and Haas Company 2005 Non-Qualified Savings Plan, which was approved by stockholders in May 2005, is to provide additional retirement savings benefits for senior managers and executives beyond that available through the Rohm and Haas Company Employee Stock Ownership and Savings Plan which is subject to IRS limitations on annual contributions ($15,500) and compensation ($225,000). This plan is available to employees at Salary Grade Level 14 and above. Participants may elect to contribute up to 50% of their salary once they have met one of the IRS limits under the qualified plan, and up to 100% of their annual incentive plan payment, regardless of the qualified plan limits, LTPSP Payments and/or stock awards. Elections are made annually in accordance with the provisions of IRS code section 409(A). The Company matched up to 60% of the participant’s contributions of eligible compensation. Starting in 2008, the Company will match up to 100% of the participant’s contributions of the first 3% of eligible compensation and 50% on the next 3% of eligible contributed compensation. Eligible compensation is limited to salary, certain commissions, and annual incentive plan payments only. Compensation for purposes of this plan excludes LTPSP payments and stock awards. Company contributions are in the form of Rohm and Haas stock units.
All participants, including executive officers, may invest their contributions in the same investment funds offered under the Rohm and Haas Company Employee Stock Ownership and Savings Plan. This consists of a selection of 14 Vanguard mutual funds. All investment elections are on a notional basis and the participants’ earnings are the same as those payable by the selected Vanguard mutual funds. There is no limit to the number of times a participant may change their investment elections. Participants are at all times 100% vested in all amounts in their account. Participants may not invest their cash contributions in the Rohm and Haas Stock Fund.
Participants elect the timing and form of distribution at the time the deferral election is made. Distributions may be made at separation from service or at a scheduled date. The participant may elect to receive the distribution as a single payment or in installment payments over a term of years of their choosing not to exceed their life expectancy (joint life expectancy if married). Amounts will be paid in cash except for amounts invested in Rohm and Haas Stock Units which will be paid in Company common stock shares.
Participants may withdraw all or a portion of their pre-2005 balance without penalty upon giving 12 months notice or subject to a 10% forfeiture if less than 12 months notice is given. For post-2005 amounts, no withdrawals are allowed prior to the timing elected by the participant at the time of deferral as described above, except in the event of the death or disability of the participant or a change in control of the Company. If any of these events should occur prior to the time of distribution originally elected by the participant, the distribution will be made as soon as administratively feasible following the applicable event.
Potential Payments Upon Termination of Employment
Executive officers do not have any employment or severance contracts specifying what compensation they will receive if they leave the Company, except in the case of a change in control of the Company. The compensation consequences of leaving the Company depend on the terms of the plans previously described (and which apply to all participants in the plans) and negotiations between the executive officer and the Company as approved by the Executive Compensation Committee of the Board of Directors.
In this section, we will summarize the benefits to which an executive officer is entitled when leaving the Company under differing circumstances. The plans differentiate between participants who are at least 55 years old with at least 5 years of service and those who have not reached both of these milestones.
In addition, all executives have entered into agreements requiring them, upon termination of their employment with Rohm and Haas:
–	to return all confidential Company information,

–	not to disclose confidential Company information,

–	not to compete directly with the Company for a period of two years following termination of employment, and

–	not to solicit other company employees for purposes which are in competition with the Company.
For an executive officer who is not yet age 55 with at least five years of service:
Voluntary Resignation
•	All restricted stock, all stock options and all payouts from uncompleted LTPSP cycles and payment for the current year annual incentive plan will be forfeited.

•	An executive with at least five years of service will receive the present value of all vested benefits under the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.
Death
•	Restricted stock and stock options immediately vest and the stock options may be exercised for the shorter of 5 years or until the original expiration date.

•	The payouts under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.

•	The payout under the annual incentive plan award will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.

•	Under the Qualified Retirement Plan, 50% of the present value of the benefit will be paid to the executive’s spouse; no benefit will be paid from the Non-Qualified Retirement Plan.

•	An executive will receive the value of the savings plans in the manner he or she has previously specified.

Job Elimination
•	Unvested stock options are forfeited and vested stock options granted since 2001 are exercisable for 90 days; vested stock options granted before 2001 are exercisable for the shorter of one year or the original expiration date.

•	The Committee will determine, in its discretion, whether to accelerate the lapse of the restrictions on some, all or none of the restricted stock.

•	The payouts under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.

•	The payout under the annual incentive plan award will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.

•	An executive with at least five years of service will receive the present value of all vested benefits from the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.
Discharge for Cause
•	All restricted stock, all stock options, payouts under the LTPSP and annual incentive plan will be forfeited.

•	An executive with at least five years of service will receive the present value of all vested benefits under the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.

•	Depending on the circumstances, the Company may withhold all benefits it can lawfully withhold.
If an executive officer is at least age 55 with at least 5 years service:
Voluntary Resignation, Death, Retirement or Job Elimination
•	Restricted stock and stock options immediately vest and the stock options may be exercised for the shorter of 5 years or until the original expiration date.

•	The payout under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.

•	The payout under the annual incentive plan will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.

•	In all cases, except death, the executive officer will retire under the terms of the applicable qualified and non-qualified retirement plans and will receive the value under the savings plans in the manner he or she has previously specified.

•	In the case of death, under the Qualified Retirement Plan, 50% of the present value of the benefit will be paid to the executive’s spouse; no benefit will be paid from the Non-Qualified Retirement Plan.
Discharge for Cause
•	All restricted stock, all stock options and all payouts under the LTPSP and annual incentive plan will be forfeited.

•	The executive officer will retire under the terms of the applicable qualified and non-qualified retirement plans and will receive the value under the savings plans in the manner he or she has previously specified.

•	Depending on the circumstances, the Company may withhold all benefits it can lawfully withhold.

If our named executive officers voluntarily left the Company on December 31, 2007 without any change of control circumstances, they would receive the following amounts:

			Accelerated		Savings Plan
Name	Severance	LTPSP (1)	Equity (2)	Pension (3)	(3)	Total

R. L. Gupta	None	$2,131,751	$4,647,345	$13,502,189	$6,951,682	$27,232,967
J. M. Croisetiere	None	None	None	898,696	1,424,101	2,322,797
A. E. Barton	None	None	None	1,587,371	1,933,246	3,520,617
P. R. Brondeau	None	None	None	1,054,641	1,618,453	2,673,094
R. A. Lonergan	None	417,006	1,266,556	1,009,798	1,687,426	4,380,786

(1)	Because Mr. Gupta and Mr. Lonergan are over 55 years old with more than 5 years service, they are entitled to a portion of the open Long-Term Performance Share Plan (LTPSP) cycles. The amounts shown represent the open cycles prorated for the number of active months of service during each cycle. Since the LTPSP is denominated in shares, value shown is based on target shares valued at the closing stock price on 12/31/07 of $53.07. The actual payout would not occur until the completion of each performance cycle and would be based on actual performance achieved for that cycle.

(2)	Because Mr. Gupta and Mr. Lonergan are over 55 years of age with more than 5 years service, their equity awards would vest except for a special grant to Mr. Gupta that he would forfeit if he retires before March 1, 2009. The accelerated equity is valued at the 12/31/2007 closing price of $53.07 for restricted stock and the spread on stock options also based on the 12/31/07 closing price.

(3)	All named executive officers would receive their vested pension benefits and balances in the Non-Qualified Savings Plan as shown in the Pension Benefits table and Non-Qualified Deferred Compensation table.
Change in Control for Named Executive Officers
The continuity agreements between the Company and each of the named executive officers provides that, if there is a change in control of the Company and the executive is terminated by the Company without cause or by the executive for Good Reason within a two year period, the executive will be paid compensation upon the termination. The CEO of the Company also is entitled to compensation if he voluntarily leaves during a 30-day period following the first anniversary of the change in control. This additional provision gives the Company a year of transition from the current CEO to the new management of the organization.
A “change in control” is defined as a merger, asset sale, tender offer or other substantial change in voting control of the Company or the election of a new majority of the board of directors other than, in general, when such members were nominated by members in existence at the beginning of the prior twenty-four month period.
“Good reason” means a reduction in salary or incentive compensation, materially diminished duties or reporting relationships, or relocation more than 35 miles from where the executive was based.
“Cause” means the willful and continued failure of the executive officer to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board which specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties, a conviction of, or plea of guilty or nolo contendere to a felony or the willful engaging by the executive officer in gross misconduct which is materially and demonstrably injurious to the Company.
If an executive officer becomes entitled to the compensation under these agreements, it will be measured in the following way:
•	A lump sum payment equal to 3 times (for the CEO) or 2 times (for the other executives) the sum of

–	the higher of the executive’s highest annual base salary in effect during the 90-day period prior to the change in control or the annual base salary in effect immediately prior to the executive’s termination,

–	the average of the bonus paid or payable to the executive with respect to the two fiscal years immediately preceding the year of termination,
•	A lump sum payment equal to
–	accrued but unpaid salary through the date of termination,

–	the unpaid portion of bonuses previously earned plus the pro rata portion of the target bonus award under the annual incentive plan,

–	the amount earned according to the terms of the long-term performance share plan proportionate to the period of service completed during the cycle, using target award value for any cycle not yet completed,

–	compensation previously deferred, and

–	accrued vacation pay.
•	Additional age and service credit and contributions (3 years for the CEO and 2 years for the other executives) under the Company’s defined benefit and defined contribution pension plans,

•	Vesting of all outstanding stock options and restricted stock and all other accrued or vested benefits in accordance with the applicable plan,

•	Continued medical, dental, vision and life insurance coverage for up to 3 years for the CEO and 2 years for the other executives, and

•	A “gross-up” provision designed to make the executives whole for any excise taxes that may become payable in connection with the termination payments.
The amounts shown below are estimates and contain assumptions made for disclosure purposes only. Actual amounts would only be known if and when a triggering event actually occurred. All amounts were calculated based on the assumption that a triggering event occurred on December 31, 2007 at a closing stock price of $53.07.

			Enhancement of
		Pro-Rata	Pension and	Accelerated	Other
		Bonus	Savings Plan	Equity	Termination	280G Tax
Name	Severance (1)	Payments (2)	Benefits (3)	Vesting (4)	Benefits (5)	Gross-Up	Total (6)

R. L. Gupta	$7,761,450	$3,207,872	$1,448,073	$2,661,750	$73,889	$5,065,740	$20,218,774
J. M. Croisetiere	1,956,849	839,348	521,075	1,626,643	59,314	1,313,141	6,316,370
A. E. Barton	1,765,479	822,682	633,706	1,790,607	67,085	1,268,975	6,348,534
P. R. Brondeau	1,956,849	872,682	552,290	1,846,817	67,085	1,335,907	6,631,630
R. A. Lonergan	1,473,110	647,526	258,821	0	58,817	829,266	3,267,540

(1)	This includes amounts at the multiples defined in the agreements for salary and average of prior two years’ annual bonus.

(2)	This includes amounts for current year annual bonus and pro-rated LTPSP at target for all open cycles.

(3)	This amount represents the present value of additional service and age credit under the qualified and non-qualified pension plans based upon the same assumptions as used for financial reporting purposes and additional contributions to the qualified and non-qualified savings plans.

(4)	The amount shown is sum of the value of the acceleration of vesting of stock options and restricted stock. Options are valued at the difference between the closing stock price on December 31, 2007 of $53.07 and the exercise price. The restricted shares are valued at the same closing price.

(5)	Other Termination Benefits include continuation of health benefits, life insurance coverage, and outplacement costs.

(6)	Named executive officers would also receive their vested pension and savings plan balances.

ROHM AND HAAS STOCK OWNERSHIP
The following table lists the beneficial owners of more than 5% of the outstanding shares of Rohm and Haas Company common stock based on information disclosed to the Securities and Exchange Commission as of March 7, 2008.

				Percentage
		Shares		of
		Beneficially		Class
Stockholders	Class	Owned		Outstanding

John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas and two income trusts of which they, together with Wachovia Bank N.A., are trustees. (1)	common	30,115,517	(2)	14.94%

Four charitable income trusts of which John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others. (1)	common	34,349,069	(3)	17.04%

Dodge & Cox, 555 California Street, San Francisco, CA 94104 (institutional investor whose ownership information as of December 31, 2007 was disclosed in a Form 13G/A filed with the SEC on or about February 13, 2008).	common	13,985,085		6.94%

Rohm and Haas Company Employee Stock Ownership Plan, 100 Independence Mall West, Philadelphia, PA 19106 (with Vanguard Fiduciary Trust Company as trustee, and which disclosed ownership information as of December 31, 2007 on a Form 13G/A filed with the SEC on or about February 7, 2008).	common	12,391,502	(4)	6.15%

Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071 (institutional investor whose ownership information as of December 31, 2007 was disclosed on a Form 13G filed with the SEC on or about February 11, 2008).	common	12,809,800		6.35%

(1)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Thomas W. Haas is a director of Rohm and Haas Company.

(2)	John C. Haas, John O. Haas and William D. Haas, and their spouses, beneficially own directly, or as custodian for minor children, 373,755, 255,915 and 96,227 shares, respectively. Thomas W. Haas directly beneficially owns 286,835.5559 shares. Together, with Wachovia Bank, John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas have voting and investment power over 29,102,784 shares in the two income trusts.

(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and Wachovia Bank, has investment power over 27,401,765 shares in two charitable trusts. John C. Haas exercises voting and investment power with other trustees in a third charitable trust holding 3,473,652 shares, and John O. Haas, William D. Haas and Thomas W. Haas exercise voting and investment power with another trustee in a fourth charitable trust holding 3,473,652 shares. They disclaim beneficial interest in these trusts.

(4)	4,740,762 of the shares have been allocated to employee accounts.

Executive Officers and Directors
Executive Stock Ownership Guidelines—Effective January 1, 1997, the Rohm and Haas Board of Directors approved stock ownership guidelines requiring all executives to own shares of Rohm and Haas common stock in amounts equal to one-half to five times the amount of their annual salary, depending on the executive’s level. Executives have three years after their promotion to a new executive level to increase their stock holdings up to the required level. All executives are in compliance with these guidelines.
Ownership—The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of March 7, 2008.

		Numbers of
	Numbers of	Shares
	Exercisable	Owned	Number of Shares	Total Beneficial
Name	Options	Directly (1)	Owned Indirectly (2)	Stock Ownership (3)

W. J. Avery	N/A	34,891	0	34,891
A. E. Barton	203,585	73,344	4,327	281,256
P. R. Brondeau	167,120	82,784	1,699	251,603
J. M. Croisetiere	169,844	64,391	1,568	235,803
R. L. Gupta	1,301,742	250,281	16,107	1,568,130
D. W. Haas (4)	N/A	325,223	3,473,652	3,798,875
T. W. Haas (5)	N/A	286,836	59,978,201	60,265,037
R. L. Keyser	N/A	27,941	0	27,941
R. A. Lonergan	173,802	30,204	1,433	205,439
R. J. Mills	N/A	10,266	0	10,266
S. O. Moose	N/A	20,992	0	20,992
G. S. Omenn	N/A	47,768	0	47,768
G. L. Rogers	N/A	6,412	0	6,412
R. H. Schmitz	N/A	22,887	0	22,887
G. M. Whitesides	N/A	9,784	0	9,784
M. C. Whittington	N/A	40,290	0	40,290
All executive officers and directors as a group (18 persons) (6)	2,075,539	1,375,390	63,478,721	66,929,651 (6)

(1)	Shares owned directly by directors include deferred stock shares allocated under the 1997 Non-Employee Directors’ Stock Plan and the 2005 Non-Employee Directors’ Stock Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005. Shares owned directly by executive officers include stock units allocated under the Non-Qualified Savings Plan and the 2005 Rohm and Haas Company Non-Qualified Savings Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005.

(2)	Shares owned indirectly by executive officers include stock allocated under the Rohm and Haas Savings Plan and ESOP.

(3)	Other than Mr. D. W. Haas and Mr. T. W. Haas, none of the people listed in the table beneficially owns more than 1% of the outstanding common stock.

(4)	Mr. David W. Haas directly owns 325,223.3514 shares, and exercises voting and investment power with other trustees in a charitable trust holding 3,473,652 shares for 1.88% of the outstanding shares. He disclaims beneficial ownership in the charitable trust.

(5)	Mr. Thomas W. Haas directly owns 286,835.5559 shares. He exercises voting and investment power with other trustees in two income trusts holding 29,102,784 shares, and he exercises voting and investment power with other trustees in a charitable trust holding 3,473,652 shares, and exercises investment power with other trustees in two charitable trusts holding 27,401,765 shares for 29.89% of the outstanding shares. He disclaims beneficial interest in the charitable trusts. Mr. T. Haas has pledged 225,000 directly owned shares as collateral.

(6)	All current executive officers and directors as a group beneficially own 33.19% of the outstanding Rohm and Haas common stock.
Compliance with Section 16 of the Securities Exchange Act of 1934
Based on a review of the forms submitted to Rohm and Haas Company during 2007, Rohm and Haas Company believes that all of its directors and executive officers complied with all Section 16 filing requirements during 2007.
Related Party Transactions
Rohm and Haas has had no related party transactions required to be disclosed by Item 404 of Regulation S-K. The Rohm and Haas Company Code of Business Conduct and Ethics requires the disclosure, review and authorization of any potential or actual conflict of interest, including those that would be deemed to be related person transactions through the following provisions:
Any personal activity, investment, association or interest that interferes in any way—or appears to interfere—with the Company’s interests must be avoided. A conflict of interest is presented when actions or personal interests make it difficult to perform Company work or exercise best judgment objectively and effectively in support of the Company’s interests. A conflict of interest may also arise when a director, officer or employee, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Company.
Each director, officer and employee is prohibited from being involved in situations that present a conflict of interest, unless that involvement (i) has been disclosed to the Company by immediately reporting it to the General Counsel or a lawyer in the Law Department, a supervisor or manager, or on the Compliance Helpline, (ii) has been expressly authorized by the Board of Directors (for directors and members of the Leadership Council) or an appropriate member of the Leadership Council (for other employees) and (iii) otherwise is permitted by law.
The Board has also adopted a written policy on related party transactions. This policy defines a “Related Party” to be an executive officer, director or nominee to become a director, a stockholder known to own in excess of five percent of the Company, an immediate family member of any of these people or an entity in which any of these people is an executive officer or partner or has a substantial ownership interest or control. A “Related Party Transaction” is any transaction in which the Company is a participant and in which any Related Party has an interest except transactions available to all employees, transactions involving less than $5,000 when aggregated with all similar transactions and compensation approved by the Executive Compensation Committee. Each director, director nominee and executive officer is required to bring any potential Related Party Transaction to the attention of the General Counsel or Chief Compliance and Governance Officer of the Company, who will put the matter on the agenda of the next Audit Committee meeting or call a meeting of the Executive Committee if the next Audit Committee meeting would not be held until after the proposed transaction is to take place. In determining whether to approve or ratify a related party transaction, the Audit Committee, Executive Committee, or the Board will take into account, among other factors as it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP was Rohm and Haas’s independent registered public accounting firm for 2007, and has been selected and retained by the Audit Committee of the Board of Directors to continue in that capacity for 2008, which retention has been proposed for ratification by the stockholders at the Rohm and Haas annual meeting. Representatives of that firm are expected to be present at the annual meeting and available to respond to appropriate questions. Also, they will be given the opportunity to make a statement at the meeting if they desire to do so.
Pre-Approval of the Provision of Audit and Permitted Non-Audit Services
The Audit Committee has policies and procedures for the pre-approval of the performance of all services by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. These policies and procedures were enacted to comply with Securities and Exchange Commission rules requiring that the policies and procedures be detailed as to the particular services to be provided, that the Audit Committee be informed about each service and that these policies and procedures do not result in the delegation of the Audit Committee’s authority to management. As part of these policies and procedures, the Committee intends that the fees incurred for non-audit services will not exceed the fees incurred for audit services. All Audit, Audit-Related, Tax and All Other Fees paid by the Company during 2007 were pre-approved under these policies and procedures.
Fees Paid by the Company to PricewaterhouseCoopers LLP
For the years ended December 31, 2007 and December 31, 2006, PricewaterhouseCoopers LLP was compensated for professional services rendered during those years in the following amounts:

	2007	2006
Audit Fees (1)	$7,758,000	$6,958,000
Audit-Related Fees (2)	1,675,000	234,000
Tax Fees (3)	31,000	44,000
All Other Fees (4)	0	160,000

Total	$9,464,000	$7,396,000

(1)	During 2007 and 2006, Audit Fees included fees for audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, statutory audits and other audit work required by statute.

(2)	During 2007, Audit-Related Fees mainly included fees for certain agreed-upon procedures, subsidiary audits and benefit plan audit work. During 2006, Audit-Related Fees included fees for certain agreed-upon procedures and due diligence services.

(3)	During 2007 and 2006, Tax Fees related to various tax information services.

(4)	There were no All Other Fees incurred in 2007. All Other Fees in 2006 related to services performed as part of the Company’s Enterprise Risk Management project.

PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has been Rohm and Haas’s independent registered public accounting firm since 1998 and has audited the Company’s financial statements and the effectiveness of internal controls over financial reporting for 2007. The Audit Committee of the Board of Directors has selected and retained the firm to continue in that capacity for 2008. Stockholder ratification of the selection and retention of the independent registered public accounting firm is not required by law, the rules and regulations of the SEC and the NYSE or the Company’s by-laws. Nonetheless, as a matter of good corporate governance practice, the Board proposes that the stockholders ratify the retention of PwC as the Company’s independent registered public accounting firm for 2008. Even if the retention of PwC is ratified by the stockholders, the Audit Committee is empowered to terminate PwC and select and retain another independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Audit Committee would carefully consider the failure to ratify the selection of PwC by the stockholders. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders and be available to respond to questions posed to them during the meeting.
The Rohm and Haas Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008.
CORPORATE GOVERNANCE DISCLOSURES
In this section of the Proxy Statement, Rohm and Haas has identified several of its corporate governance policies and practices that comply with current provisions of the Sarbanes-Oxley Act, rules promulgated by the SEC to implement the Sarbanes-Oxley Act provisions, and corporate governance standards adopted by the New York Stock Exchange.
Availability of Rohm and Haas Public Website and Posting of Corporate Governance Documents On It
Rohm and Haas has and maintains a publicly accessible website that is located at www.rohmhaas.com. The Company has posted on its public website the following corporate governance documents adopted by the Board of Directors:
•	Charter of the Board of Directors of Rohm and Haas Company;

•	Charters of the Audit, Executive Compensation, Nominating and Governance and Sustainable Development Committees of the Board of Directors of Rohm and Haas Company;

•	Corporate Governance Policies and Guidelines; and

•	Rohm and Haas Company Code of Business Conduct and Ethics (applicable to all directors, officers and employees of the Company).
These documents are also available in print to any stockholder who requests them.

Disclosure of Waivers of the Rohm and Haas Company Code of Business Conduct and Ethics
Rohm and Haas’s Code of Business Conduct and Ethics, which is posted on the Company’s public website, expressly states that the Code does not permit any waiver to or exception from the requirements of the Code as to any director, officer or employee of the Company. Nonetheless, in accordance with an expected corporate governance standard to be adopted by the NYSE, Rohm and Haas affirmatively states that it will disclose to its stockholders any waiver of the Code granted to any director or executive officer of the Company within four business days of that determination either on its website, in a press release or on a Form 8-K filed with the SEC.
Notification of the SEC of an Awareness of Any Non-Compliance with NYSE Governance Standards
Rohm and Haas affirmatively states that it will promptly notify the SEC in writing after any executive officer of the Company becomes aware of any non-compliance with Section 303A, Corporate Governance Standards, of the NYSE’s Listed Company Manual.
Executive Sessions of the Independent Members of the Board of Directors and Procedure for Selection of the Presiding Director
In accordance with the Corporate Governance Policies and Guidelines of Rohm and Haas Company, the independent members of the Board of Directors meet in regularly scheduled executive sessions without the presence or participation of the Company’s management. The chairperson of the Nominating and Governance Committee presides over these sessions. During 2008, as during 2007, Dr. Sandra O. Moose is the chair of the Nominating and Governance Committee and will preside over the executive sessions of the Board of Directors for this year. In addition to presiding over the executive sessions of the independent directors, Dr. Moose serves as a liaison between the chairman and the independent directors, consults with the chairman in setting the meeting agendas and schedules and disseminates information to the Board, has the authority to schedule meetings of the independent directors, and is available to major stockholders for consultation or direct communication.
Determination of Non-Management Director Independence
In accordance with applicable NYSE rules, the Board has affirmatively determined that all non-management directors, that is, William J. Avery, David W. Haas, Thomas W. Haas, Richard L. Keyser, Rick J. Mills, Sandra O. Moose, Gilbert S. Omenn, Gary L. Rogers, Ronaldo H. Schmitz, George M. Whitesides and Marna C. Whittington, have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and therefore are independent. For purposes of making this determination, in accordance with NYSE rules, the Board has adopted categorical standards that a director will be deemed to have a “material relationship” with the Company, if:
a)	The director has been an employee, or an immediate family member of the director has been an executive officer, of the Company within the last three years.

b)	The director is an employee, or an immediate family member is an executive officer, of a company that has received payments from or made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

c)	The director is an executive officer of a charitable organization that received, within the last preceding three years, contributions from the Company that in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

d)	The director, or an immediate family member of the director, has received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than for directors’ fees).

e)	(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

f)	The director or an immediate family member, is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that other company’s compensation committee.
The Board has affirmatively determined that none of the non-management directors meet any of these criteria, and the Board has affirmatively determined that none of the non-management directors has any other relationship with the Company that would compromise independence. In making this determination, the Board reviewed the Rohm and Haas Company stock ownership by Mr. David Haas and Mr. Thomas Haas and their status as cousins, as well as sales of supplies, in the ordinary course of business, from W.W. Grainger (of which Mr. Keyser is CEO) to Rohm and Haas Company in amounts far less than 1% of revenues of either company. Accordingly, all of the non-management directors, that is, Mr. Avery, Mr. David Haas, Mr. Thomas Haas, Mr. Keyser, Mr. Mills, Dr. Moose, Dr. Omenn, Mr. Rogers, Dr. Schmitz, Dr. Whitesides and Dr. Whittington, qualify as independent.
Process to Communicate with the Board of Directors
The Company has a process for stockholders and others to send communications to the Board of Directors and directly to the Presiding Director and the Chairman of the Audit Committee. Communications may be directed to the full Board or particular directors through any of the following means: (1) by writing to the attention of the Board or to individual directors, c/o Chief Compliance and Governance Officer, 100 Independence Mall West, Philadelphia, PA 19106; (2) by electronic mail addressed to the Board’s electronic mailbox, “rhboard@rohmhaas.com”; (3) by accessing the Company’s Governance page of its public website located at www.rohmhaas.com, and clicking on the “Contact the Rohm and Haas Board of Directors” link; or (4) by calling the Board’s voicemail at 1-866-709-9778. All communications are received by the Company’s Chief Compliance and Governance Officer, who initially reviews them to ensure that they are related to the duties of or matters before the Board, and then forwards the communications to the Board. All communications, regardless of content, are recorded in a log and the log is regularly submitted to the Board for its review. The Board reserves the right to review all actual communications. As a matter of policy, Board members are expected to attend the annual meeting of stockholders, and all members attended the 2007 annual meeting of stockholders held on May 7, 2007. All directors are expected to be present for the 2008 annual stockholders meeting and available to respond to questions posed to them.
2009 ANNUAL MEETING PROPOSALS
Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2009 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting must be received by the Corporate Secretary of Rohm and Haas Company no later than the close of business on November 23, 2008. Under the Rohm and Haas Company Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the Board of Directors or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

NOTICE OF 2008 ANNUAL MEETING AND PROXY STATEMENT

	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone !
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against		For	Against		For	Against	+

01 - W.J. Avery	☐	☐	02 - R.L. Gupta	☐	☐	03 - D.W. Haas	☐	☐

04 - T.W. Haas	☐	☐	05 - R.L. Keyser	☐	☐	06 - R.J. Mills	☐	☐

07 - S.O. Moose	☐	☐	08 - G.S. Omenn	☐	☐	09 - G.L. Rogers	☐	☐

10 - R.H. Schmitz	☐	☐	11 - G.M. Whitesides	☐	☐	12 - M.C. Whittington	☐	☐

	For	Against	Abstain

2. Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm for 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This Section must be completed for your vote to be counted. — Date and Sign Below

Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

<STOCK#>                      00UNPD

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY.
Receiving proxy materials electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? To sign up for electronic delivery service, registered holders may go to our transfer agent’s website at http://www.computershare.com/us/ecomms at any time and follow the instructions. Benefit plan participants may sign up for electronic delivery service by going to our transfer agent’s website at http://www.econsent.com/roh at any time and following the instructions.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MONDAY, MAY 5, 2008.
The proxy statement, proxy card and annual report to security holders are available at www.rohmhaas.com/proxymaterials.

Proxy — Rohm and Haas Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders - to be held on Monday, May 5, 2008, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT).
The undersigned hereby appoints R.L. Gupta, R.A. Lonergan and G.P. Granoff, and each of them, with power of substitution, as proxies at the annual meeting of stockholders of ROHM AND HAAS COMPANY to be held on May 5, 2008 and at any adjournment thereof, and to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present. This proxy will be voted as directed on the reverse side, but in the absence of such direction this proxy will be voted “FOR” the election of all nominees for director and “FOR” the ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm.
If the undersigned participates in the Rohm and Haas Employee Stock Ownership and Savings Plans, the undersigned also hereby directs the Trustees of the Rohm and Haas Stock Fund and the Rohm and Haas ESOP Fund to vote shares held in the Trusts as indicated on this card; failure to return this proxy constitutes a direction to the Trustees to vote shares as directed by other participants.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.